EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-117592 and 333-221332, Form S-8 Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146, 333-190930, and 333-205465) of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of Omnicell, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
San Jose, California
February 27, 2018